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                                                                  Exhibit 10o


                               RICHARD J. LEHMANN


In re:  Retirement Benefits


This letter agreement constitutes the commitment of BANC ONE CORPORATION (BANC
ONE) with regard to your retirement, deferred compensation and certain benefits as set forth herein.

In consideration of your prior employment agreement with The Valley National Bank of Arizona, the supplemental retirement and other benefits described in this letter will be provided by BANC ONE as a supplement the retirement and other benefits otherwise provided under BANC ONE's Qualified Retirement Plan (the Plan), BANC ONE's Supplemental Employees Retirement Plan (the SERP) and other benefit plans. This commitment is made so as to assure you that the retirement and related benefits to which you are and will be entitled to receive from BANC ONE will be calculated and payable as though you had been employed with BANC ONE during the time you were employed by Citicorp. This special calculation of your retirement and survivor benefit which is being provided to you as a supplemental benefit shall be effective in the event of your death while employed by BANC ONE or in the event your employment by BANC ONE terminates for any reason other than for your gross negligence or malfeasance as an employee of BANC ONE.

The following shall constitute the terms and provisions of the supplemental benefit available to you in consideration of your employment with BANC ONE:

     1. In computing your retirement benefits under the BANC ONE CORPORATION Retirement Plan and the BANC ONE Supplemental Employees Retirement Plan, your Credited Service shall include all of your service with BANC ONE, Valley National Bank and Citicorp.

     2. Your retirement benefits calculated under the Plan shall be the greater benefit as between:

          a.     The sum of
                 i. the frozen accrued benefit under the Retirement Plan for Employees of The Valley National Bank of Arizona plus
                 ii. the benefit accrued under the BANC ONE CORPORATION
                     Retirement





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               Plan, recognizing Credited Service from and after January 1,
               1994, or

b.        the benefit accrued under the Plan recognizing Credited
          Service for all eligible periods of employment.

  3. Your supplemental retirement benefit shall be calculated using all of your Credited Service with BANC ONE, Valley National Bank of Arizona and Citicorp less the amount payable under the qualified plan as stated in the foregoing paragraph two.

  4. Your supplemental plan retirement benefit as determined under paragraph three, shall be calculated in accordance with the terms of the Plan governing early retirement and the optional forms of payment and shall be offset by the actual retirement benefits to be received under the retirement plan or plans of Citicorp. The benefits payable under the retirement plan or plans of Citicorp shall be adjusted as necessary to be actuarially equivalent to the benefit payable under the BANC ONE CORPORATION Retirement Plan using reasonable actuarial assumptions.

  5. In the event the amount of your benefit calculated under the BANC ONE CORPORATION Retirement Plan exceeds the benefit limits permitted under Section 415(e) of the Internal Revenue Code, then the excess amount which is payable at the time of such calculation to eligible BANC ONE employees through the BANC ONE CORPORATION Supplemental Employees Retirement Plan will also be payable to you under said Plan.

  6. The supplemental benefits to be provided pursuant to this agreement shall also cover benefits payable to your spouse under the BANC ONE CORPORATION Retirement Plan taking into account your service with Citicorp, should you die prior to retirement.

  7. For all purposes, you will be considered fully vested in the benefit calculated and payable under the Valley National Supplemental Retirement Plan with the amount payable under said plan being a frozen minimum benefit as set forth in the attachment. If when you retire from BANC ONE, you are at least age fifty five (55) with a minimum of ten (10) years of service (with such service to include service with Valley National Bank of Arizona), you will receive the greater of the benefit calculated under the BANC ONE CORPORATION Supplemental Employees Retirement Plan or said frozen minimum benefit. If however, your





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          employment by BANC ONE terminates prior to age fifty five (55), you will be eligible to receive only said frozen minimum benefit in addition to the benefit accrued under the BANC ONE CORPORATION Retirement as of the date of termination.

  8. Benefits under this supplemental benefit arrangement shall be forfeited in the event that BANC ONE terminates your employment due to your gross negligence or malfeasance. If you terminate employment due to death, retirement or are terminated by BANC ONE for any reason other than those set forth above, you will be fully vested in the benefit described in this agreement.

  9. Payments actually made under the BANC ONE CORPORATION Retirement Plan, under the retirement plan or plans of Citicorp or the Supplemental Retirement Plan of the former Valley National Bank of Arizona shall be credited against SERP payments due hereunder so that no duplication of benefits shall occur. All payments due hereunder shall be subject to any applicable withholding taxes.


/s/ Richard  J. Lehmann               October 2, 1995
-------------------------------       -------------------------------------
Richard J. Lehmann, President



/s/ John B. McCoy                     /s/ Michael W. Hager
-------------------------------       -------------------------------------
John B. McCoy, Chairman and           Michael W. Hager, Secretary
Chief ExecutiveOfficer                Personnel and Compensation Committee





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